Exhibit 5.1

ATTORNEYS AT LAW 100 North Tampa Street, Suite 2700 Tampa, FL 33602-5810 P.O. Box 3391 Tampa, FL 33601-3391 813.229.2300 TEL 813.221.4210 FAX www.foley.com CLIENT/MATTER NUMBER 115846-0103

September 19, 2018

Cesca Therapeutics Inc. 2711 Citrus Road Rancho Cordova, California 95742

Ladies and Gentlemen:

We have acted as counsel for Cesca Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 725,000 additional shares of the Company’s common stock, $0.001 par value (the “Shares”), issuable pursuant to the Cesca Therapeutics Inc. 2016 Equity Incentive Plan, as amended and restated (the “Plan”).

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion, and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

For the purpose of the opinion rendered below, we have assumed that, in connection with the issuance of the Shares under the Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.

 It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is effective.

 We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

AUSTIN Boston CHICAGO dallas DENVER	DETROIT houston JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA WASHINGTON, D.C. BRUSSELS TOKYO

September 19, 2018

Based upon the foregoing, we are of the opinion that the Shares, when issued by the Company pursuant to the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours, /s/ Foley & Lardner LLP Foley & Lardner LLP